EXHIBIT 99.1

StanCorp Financial Group, Inc. to Acquire Group Insurance Business of TIAA-CREF

PORTLAND, Ore., May 29, 2002 /PRNewswire-FirstCall via COMTEX/ — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced today that its primary insurance subsidiary, Standard Insurance Company, has signed a definitive agreement to acquire, through a reinsurance transaction, substantially all of the group disability and group life insurance business of Teachers Insurance and Annuity Association. The purchase price is approximately $75 million.

“Our expertise and proven track record in the group disability and life insurance business makes this acquisition a great fit for us,” Ronald E. Timpe, Chairman and CEO of StanCorp, said. “TIAA-CREF is a fine institution that has long served the education and research community throughout the nation. We look forward to working together on a smooth transition of this business.” The business being acquired includes approximately 1,800 group insurance contracts representing 650,000 insured lives and last year generated about $180 million in premiums. In 2001, StanCorp reported total premiums of about $1.2 billion, primarily from group long term disability and life insurance.

Group claims will be managed by StanCorp’s Eastern Region Claims Office in White Plains, New York, and its Portland, Oregon claims facility. The Eastern Region Underwriting and Customer Service Office in South Portland, Maine will provide contract and administrative support.

The transaction will close after regulatory approval is obtained from the state of New York, expected to take about three months. StanCorp anticipates that the transaction will add $0.15 to $0.20 per share to earnings in 2003. In addition to the $75 million purchase price, StanCorp expects to contribute about $130 million of capital to its insurance subsidiaries to maintain targeted capitalization. StanCorp plans to fund the purchase price and capital contribution with a combination of cash and debt.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 32,000 group insurance policies inforce, covering more than 5.5 million employees. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to discuss the details of this transaction on Thursday, May 30 at 9:00 a.m. Eastern time (6:00 a.m. Pacific time). To listen to the live Web cast of this conference call, log onto www.stancorpfinancial.com/investors or visit the Individual Investor Center at www.streetevents.com. Windows Media Player(TM) will be required to listen to the Web cast. A Web cast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 14, 2002.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing 888-203-1112 or 719-457-0820 and entering access code #569018. The replay will be available through June 14, 2002.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2001 Form 10-K and first quarter 2002 Form 10-Q for a description of the types of uncertainties and risks that may affect actual results.

SOURCE StanCorp Financial Group, Inc.

Contact

Investor Relations
Scott Hibbs
503-321-7529
shibbs@standard.com

or

Corporate Information
Kira Higgs
503-321-6418
khiggs@standard.com